Exhibit 4.2
Irrevocable Standby Letter of Credit Agreement No. 1

August 15, 2016

This Irrevocable Standby Letter of Credit (the "Letter of Credit") is hereby issued by GAMCO Investors, Inc., a Delaware corporation ("GAMCO"), in favor of GGCP, Inc., a Wyoming corporation (hereinafter called "you" or the "Beneficiary"), in connection with that certain Escrow Agreement, dated as of August 15, 2016 (the “Escrow Agreement”), among GAMCO, you, Cascade Investment, L.L.C., a Washington limited liability company ("Buyer"), and JPMorgan Chase Bank, National Association, as escrow agent, for the amount indicated on Schedule I hereto (the "Stated Amount").

The Stated Amount shall initially be equal to the Escrow Deposit (as defined in the Escrow Agreement).  If and to the extent that Beneficiary is required to make and does make an Additional Deposit pursuant to Section 3 of the Escrow Agreement, the Stated Amount shall be increased by an amount equal to such Additional Deposit and an endorsement will be made by GAMCO and you on Schedule I hereto to reflect such increase.  In addition, if and to the extent that any funds are released to Beneficiary pursuant to Section 4(d) of the Escrow Agreement, the Stated Amount shall be decreased by an amount equal to such released funds and an endorsement will be made by GAMCO and you on Schedule I hereto to reflect such decrease.

If a Payment Notice is delivered by Buyer pursuant to Section 4(a) of the Escrow Agreement (a "Demand Event"), Beneficiary may make a demand for payment hereunder in an amount equal to the Unpaid Amount (as defined in the Escrow Agreement) set forth in such Payment Notice and paid to Buyer pursuant to Section 4(d) of the Escrow Agreement, by presentation of the following documents in the manner set forth below:

(a)	a Demand for Payment Notice, in the form of Schedule II hereto, completed and signed by the Beneficiary; and

(b)	this Letter of Credit, which in the event of a partial drawing, will be returned to you following the notation by GAMCO and you on Schedule I hereto of the amount of such partial drawing.

Demands for payment hereunder will be duly honored if received by GAMCO on a Business Day (as defined below) at or before 3:00 p.m., New York time, by physical or overnight delivery at One Corporate Center, Rye, New York 10580, Attention: General Counsel, or by facsimile at (914) 921-5392 (or such other office or facsimile number which may be designated by GAMCO in a written notice delivered to you). Payment under this Letter of Credit shall be made in immediately available funds by wire transfer to such account as may be designated by Beneficiary in a Demand for Payment Notice. "Business Day" means any day other than a Saturday, a Sunday or any other day on which banking institutions in the Borough of Manhattan, The City of New York are authorized or required by law or executive order to close.

This Letter of Credit is effective immediately and will expire upon payment in full of the Stated Amount (the "Expiration Date"). Upon the Expiration Date, GAMCO shall be fully discharged of its obligations to you hereunder.

GAMCO agrees to reimburse you upon request for all out-of-pocket expenses, including without limitation reasonable attorney's fees and expenses, incurred by you in connection with this Letter of Credit.

This Letter of Credit sets forth in full terms of our undertaking and such undertaking shall not in any way be modified or amended by reference to any document or instrument referred to herein or in which this Letter of Credit is referred to or to which this Letter of Credit relates, and any such reference shall not be deemed to incorporate herein by reference any document or instrument.

This Letter of Credit shall be governed by and construed under the laws of the State of New York.

Yours faithfully,

GAMCO INVESTORS, INC.

By:	/s/ Kevin A. Handwerker
Name: Kevin A. Handwerker
Title: Executive Vice President, General Counsel and Secretary

Schedule I

Schedule of Increases and Decreases in Stated Amount

Date	Amount of Increase in Stated Amount	Amount of Decrease in Stated Amount	Principal Amount of Letter of Credit	Signature of Authorized Representative of GAMCO	Signature of Authorized Representative of Beneficiary
August 15, 2016	N/A	N/A	$112,475,000

I-1

Schedule II

Demand for Payment Notice

,

GAMCO Investors, Inc.
One Corporate Center
Rye, New York, 10580

Re:	Irrevocable Standby Letter of Credit Agreement No. 1 ("Letter of Credit")

The undersigned Beneficiary demands payment of USD$________________AND __/100 DOLLARS (US$_________.__ ) under the Letter of Credit.

Payment should be made to the account and pursuant to the wire transfer instructions set forth below:

[insert wire instructions]

This demand is made as of the date hereof.

Yours faithfully,

GGCP, Inc.

By:
Name:
Title:

II-1